EXHIBIT 99

                Coastal Closes Sale of Western Coal Subsidiaries
                To Atlantic Richfield Company/ITOCHU Corporation

     HOUSTON, Dec. 23, 1996 - The Coastal Corporation announced today it has completed the closing of the sale of its western coal operations for $615 million in cash to subsidiaries of Atlantic Richfield Company of Los Angeles, California and ITOCHU Corporation of Japan.

     "This sale is a major step toward positioning The Coastal Corporation for future growth in the worldwide energy industry," said David A. Arledge, Coastal's chief executive officer. "Our objective in selling these properties was to provide sufficient proceeds to significantly improve our capital structure by paying down debt. This sale fully accomplishes that objective, making it possible for Coastal to continue its development of higher-growth opportunities elsewhere."

     This sale included the operations of subsidiaries Coastal States Energy Company, Southern Utah Fuel Company (SUFCo), Solider Creek Coal Company, and Skyline Coal Company, which operated mines in Utah with reserves of approximately 300 million tons. The sale also included Coastal's 9-percent interest in the Los Angeles Export Terminal Company, Inc.

     Coastal's ANR Coal Company and its subsidiaries will continue their operations in the eastern United States, which include operating mines and processing plants and marketing coal from an extensive reserve base in West Virginia, Virginia, and Kentucky. These operations have a history of strong profitability and offer the potential for continued profitability and growth.

     The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company, with consolidated assets of more than $10 billion and subsidiary operations in natural gas marketing, transmission, storage, gathering, and processing; petroleum refining and marketing; oil and gas exploration and production; chemicals; power production; and coal.